Exhibit 99.1

FuelCell Energy Reports Results for the Second Quarter of Fiscal 2021

Second Quarter Fiscal 2021 Highlights

(All comparisons are year-over-year unless otherwise noted)

●	Revenues of $14.0 million compared to $18.9 million
●	Gross loss of $(4.8) million compared to gross profit of $0.2 million
●	Loss from operations of $(17.4) million compared to $(8.1) million
●	Backlog of $1.32 billion as of April 30, 2021 compared to $1.34 billion as of April 30, 2020
●	Entered into a power purchase agreement for 2.8-megawatt (“MW”) project in Derby, Connecticut which contributed $59.4 million of new Generation backlog
●	Annualized production rate increased; goal of achieving an annualized production rate of 45MW by fiscal year-end 2021

DANBURY, CT – June 10, 2021 -- FuelCell Energy, Inc. (Nasdaq: FCEL) -- a global leader in fuel cell technology—with a purpose of utilizing its proprietary, state-of-the-art fuel cell platforms to enable a world empowered by clean energy—today reported financial results for its second quarter ended April 30, 2021 and key business highlights.

“We remain focused on execution of our Powerhouse business strategy, including advancing in-flight projects in our backlog. During the quarter, we added 2.8 megawatts to our generation backlog with a new project in Derby, Connecticut,” said Mr. Jason Few, President and CEO. “We continue to increase our investment in research and development towards the commercialization of our solid oxide power generation, storage and hydrogen electrolysis platforms. We also continue to focus on growing our commercial capabilities. We have increased our annualized production rate from 17 MWs at the end of fiscal 2020 to 32 MWs as of April 30, 2021, with an objective of reaching an annualized production rate of 45 MW by the end of this fiscal year, and have invested in our generation assets to improve operating output.”

“We are firmly committed to achieving revenue growth by bringing projects online this year and positioning our portfolio to meet the significant market opportunities that our proprietary technology solutions are well positioned to solve,” continued Mr. Few. “Under our Powerhouse business strategy, we continue to build a foundation for future success, having strengthened our financial foundation, increased our manufacturing output, and increased our talent in critical areas like sales and engineering. We are focused on expanding our geographic markets and driving commercial success in the business by advancing the availability of our Advanced Technologies solutions, including distributed hydrogen, long duration energy storage, and hydrogen production. Our scalable carbonate fuel cell platforms provide a “here now” solution for the increasing requirement of clean, distributed power and hydrogen generation to strengthen and supplement the grid power and enable the hydrogen economy. We believe our proprietary technologies will play a major role in the decarbonization of the grid and generate revenue growth in the future by addressing the promising market opportunities in the global energy transition that is currently underway.”

Mr. Few added, “I am proud to announce that in addition to being ISO9001:2015 and ISO14001:2015 certified (for quality management and environmental management), we are now also ISO 45001:2018 certified, the world's international standard for occupational health and safety. This certification is important to our company as it further supports the importance we place on safety in our everyday practices.  Our platforms are designed, manufactured and constructed to ensure safe and reliable operations. The ISO 45001:2018 occupational health and safety management system certification validates FuelCell Energy’s leadership and commitment to put the health and safety of our team, partners, stakeholders, visitors and the community at the forefront of our priorities.”

FuelCell Energy Second Quarter Fiscal 2021 Results  Page 2

Consolidated Financial Metrics

In this press release, FuelCell Energy refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures may not be comparable to similarly titled measures being used and disclosed by other companies. FuelCell Energy believes that this non-GAAP information is useful to an understanding of its operating results and the ongoing performance of its business. A reconciliation of EBITDA, Adjusted EBITDA and any other non-GAAP measures is contained in the appendix to this press release.

	Three Months April 30,
(Amounts in thousands)	2021	2020	Change
Total revenues	$ 13,953	$ 18,880	-26%
Gross (loss) profit	(4,756)	167	-2,948%
Loss from operations	(17,390)	(8,142)	114%
Net Loss	(18,917)	(14,769)	28%
EBITDA	(12,582)	(3,670)	- 243%
Net loss attributable to common stockholders	(19,717)	(15,569)	27%
Net loss per basic and diluted share	$ (0.06)	$ (0.07)	-14%

Adjusted EBITDA	$ (11,329)	$ (3,295)	-244%

Second Quarter of Fiscal 2021 Results

Note: All comparisons between periods are between the second quarter of fiscal 2021 and the second quarter of fiscal 2020, unless otherwise specified.

Second quarter revenue of $14.0 million represents a decrease of 26% from the prior-year quarter, driven by a $6.3 million decrease in service agreements and license revenues as there were no new module exchanges during the quarter combined with cost estimate adjustments related to changes in the expected timing of future module exchanges.

●	Service agreements and license revenues decreased 91% to $0.7 million from $7.0 million. The decline in revenue is primarily due to the fact that there were no new module exchanges during the quarter (while new module exchanges generated approximately $5.5 million of revenue in the prior year quarter) and cost estimate adjustments related to changes in the expected timing of future module exchanges (which reduced revenue recognition in the quarter by approximately $0.8 million).

●	Generation revenues increased 34% to $6.2 million from $4.6 million primarily due to higher operating output of the generation fleet portfolio (which resulted in an increase in generation revenues of approximately $0.8 million) and sales of renewable energy credits (which resulted in an increase in generation revenues of approximately $0.8 million).

FuelCell Energy Second Quarter Fiscal 2021 Results  Page 3

●	Advanced Technologies contract revenues decreased 2% to $7.1 million from $7.3 million. Compared to the second fiscal quarter of 2020, Advanced Technologies contract revenues recognized under the Joint Development Agreement with ExxonMobil Research and Engineering Company (“EMRE”) were approximately $0.4 million higher during the second fiscal quarter of 2021, reflecting continued performance under our Joint Development Agreement with EMRE on fuel cell carbon capture solutions during the quarter. However, the increased revenues under the Joint Development Agreement with EMRE were offset by $0.6 million less revenue recognized under government contracts during the second fiscal quarter of 2021 than during the second fiscal quarter of 2020.

Gross loss for the second fiscal quarter of 2021 totaled $(4.8) million, compared to a gross profit of $0.2 million in the comparable prior-year quarter. Impacting gross loss for the quarter were (i) lower service gross margin due to the fact that no new module exchanges took place during the quarter and due to adjustments to the loss accrual reserves to account for changes in the expected timing of future module exchanges in the second quarter of 2021, (ii) lower generation gross margin related to higher costs for plant maintenance as we continue to invest in efforts to improve fleet performance, and (iii) lower advanced technologies gross margin given the mix of activities in the quarter. These impacts were partially offset by lower manufacturing variances as a result of the increase in the annualized factory production rate.

Operating expenses for the second fiscal quarter of 2021 increased to $12.6 million from $8.3 million in the second fiscal quarter of 2020. Administrative and selling expenses in the second fiscal quarter of 2021 included additional share-based compensation expense of $0.8 million due to the non-cash grants made in August 2020 and November 2020 under our Long-Term Incentive Plans.  An increase in compensation expense and proxy mailing expenses associated with the Company’s annual stockholder meeting also contributed to higher administrative and selling expenses during the second fiscal quarter of 2021. Research and development expenses of $3.0 million during the second fiscal quarter of 2021 reflect increased spending on the Company’s hydrogen commercialization initiatives.

Net loss was $(18.9) million in the second fiscal quarter of 2021, compared to net loss of $(14.8) million in the second fiscal quarter of 2020 due to the changes in gross loss and operating expenses described above.

Adjusted EBITDA totaled $(11.3) million in the second fiscal quarter of 2021, compared to Adjusted EBITDA of $(3.3) million in the second fiscal quarter of 2020. Please see the discussion of non-GAAP financial measures, including Adjusted EBITDA, in the appendix at the end of this release.

The net loss per share attributable to common stockholders in the second fiscal quarter of 2021 was $(0.06), compared to $(0.07) in the second fiscal quarter of 2020. The lower net loss per common share, despite a higher net loss attributable to common stockholders, is due to the higher weighted average shares outstanding due to share issuances since April 30, 2020.

Cash, Restricted Cash and Financing Update

Cash and cash equivalents and restricted cash and cash equivalents totaled $171.2 million as of April 30, 2021 compared to $192.1 million as of October 31, 2020.  As of April 30, 2021, restricted cash and cash equivalents was $32.1 million, of which $17.4 million was classified as current and $14.7 million was classified as non-current, compared to $42.2 million of restricted cash and cash equivalents as of October 31, 2020, of which $9.2 million was classified as current and $33.0 million was classified as non-current.

Operations Update

Groton Sub Base.  This is a 7.4 MW platform at the U.S. Navy Base in Groton, Connecticut. The Company has completed the majority of its scope of work on this project. Also, the Company is close to resolution of

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the interconnection issues with two parties prepared to execute the current form of interconnect agreement. The project is entering the final stages of construction, with commercial operations currently expected in late summer. This FuelCell Energy platform, when operational and incorporated into the Navy’s planned microgrid, will once again demonstrate the reliability of FuelCell Energy’s platforms to perform as a microgrid and support the U.S. military’s efforts to fortify base energy supply while demonstrating its commitment to clean reliable power.

San Bernardino, CA. This is a 1.4 MW platform at the wastewater treatment facility in San Bernardino, California. The Company has received the necessary authorizations from the local utility on the interconnection process for this platform and, as a result, has entered the commissioning stage of this project. The project is expected to achieve its commercial operations date in the third quarter of fiscal year 2021. This FuelCell Energy platform represents another project where FuelCell Energy platforms bring flaring at a wastewater treatment facility to an end.

Derby, CT. During the quarter, the Company entered into a 20-year power purchase agreement (“PPA”) with United Illuminating for a 2.8 MW project in Derby, CT, which was awarded to the Company as part of the state-sponsored Shared Clean Energy Facility program and added $59.4 million to generation revenue backlog in the quarter ended April 30, 2021. This FuelCell Energy power plant will supply 2.8 MW of clean power to the Connecticut electric grid and will be our second project located in Derby. The clean baseload power generated by this 2.8 MW platform will be enough to power approximately 3,000 homes with continuous clean energy.  The next steps in developing the project include obtaining siting approvals and interconnection agreements and finalizing site engineering.

Other Projects. Equipment manufacture, fabrication and early stage construction is also underway on 24.5 MW of projects, including the Toyota hydrogen project at the Port of Long Beach in California, and utility scale projects in Yaphank on Long Island in New York and in Derby, Connecticut.

Backlog

	As of April 30,
(Amounts in thousands)	2021	2020	Change
Service	$ 141,427	$ 160,944	-12.1%
Generation	1,115,573	1,104,347	1.0%
License	22,182	22,369	-0.8%
Advanced Technologies	44,972	56,785	-20.8%
Total Backlog	$ 1,324,154	$ 1,344,445	-1.5%

Backlog decreased 1.5% to $1.32 billion as of April 30, 2021, reflecting the continued execution of backlog and adjustments to generation backlog, primarily resulting from the decrease in fuel pricing which has lowered estimated future revenue, offset by the inclusion of the recently awarded project with United Illuminating in Derby, Connecticut.

Only projects for which we have an executed PPA are included in generation backlog, which represents future revenue under long-term PPAs. Together, the service and generation portion of backlog had a weighted average term of approximately 18 years, with weighting based on the dollar amount of backlog and utility service contracts of up to 20 years in duration at inception.

Backlog represents definitive agreements executed by the Company and our customers. Projects sold to customers (and not retained by the Company) are included in product sales and service backlog and the related generation backlog is removed upon the sale.

FuelCell Energy Second Quarter Fiscal 2021 Results  Page 5

Conference Call Information

FuelCell Energy will host a conference call today beginning at 10:00 a.m. EDT to discuss second quarter fiscal 2021 results and key business highlights.  Participants can access the live call via webcast on the Company website or by telephone as follows:

●	The live webcast of the call and supporting slide presentation will be available at www.fuelcellenergy.com. To listen to the call, select “Investors” on the home page, proceed to the “Events & Presentations” page and then click on the “Webcast” link listed under the June 10th earnings call event, or click here.
●	Alternatively, participants can dial 833-231-8261 and state FuelCell Energy or the conference ID number 9058997.

The replay of the conference call will be available via webcast on the Company’s Investors’ page at

www.fuelcellenergy.com approximately two hours after the conclusion of the call.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 regarding future events or our future financial performance that involve certain contingencies and uncertainties, including those discussed in our Quarterly Report on Form 10-Q for the quarter ended April 30, 2021 in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations”. Forward-looking statements include, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and its business plans and strategies. These statements are not guarantees of future performance, and all forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation: general risks associated with product development and manufacturing; general economic conditions; changes in the utility regulatory environment; changes in the utility industry and the markets for distributed generation, distributed hydrogen, and fuel cell power platforms configured for carbon capture or carbon sequestration; potential volatility of energy prices; availability of government subsidies and economic incentives for alternative energy technologies; our ability to remain in compliance with U.S. federal and state and foreign government laws and regulations and the listing rules of The Nasdaq Stock Market; rapid technological change; competition; the risk that our bid awards will not convert to contracts or that our contracts will not convert to revenue; market acceptance of our products; changes in accounting policies or practices adopted voluntarily or as required by accounting principles generally accepted in the United States; factors affecting our liquidity position and financial condition; government appropriations; the ability of the government and third parties to terminate their development contracts at any time; the ability of the government to exercise “march-in” rights with respect to certain of our patents; the arbitration and other legal proceedings with POSCO Energy Co., Ltd.; our ability to implement our strategy; our ability to reduce our levelized cost of energy and our cost reduction strategy generally; our ability to protect our intellectual property; litigation and other proceedings; the risk that commercialization of our products will not occur when anticipated; our need for and the availability of additional financing; our ability to generate positive cash flow from operations; our ability to service our long-term debt; our ability to increase the output and longevity of our power plants and to meet the performance requirements of our contracts; our ability to expand our customer base and maintain relationships with our largest

FuelCell Energy Second Quarter Fiscal 2021 Results  Page 6

customers and strategic business allies; changes by the U.S. Small Business Administration or other governmental authorities to, or with respect to the implementation or interpretation of, the Coronavirus Aid, Relief, and Economic Security Act, the Paycheck Protection Program or related administrative matters; and concerns with, threats of, or the consequences of, pandemics, contagious diseases or health epidemics, including the novel coronavirus, and resulting supply chain disruptions, shifts in clean energy demand, impacts to our customers’ capital budgets and investment plans, impacts to our project schedules, impacts to our ability to service existing projects, and impacts on the demand for our products, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement contained or incorporated by reference herein to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL) is a global leader in sustainable clean energy technologies that address some of the world’s most critical challenges around energy, safety and global urbanization. As a leading global manufacturer of proprietary fuel cell technology platforms, FuelCell Energy is uniquely positioned to serve customers worldwide with sustainable products and solutions for businesses, utilities, governments and municipalities. Our solutions are designed to enable a world empowered by clean energy, enhancing the quality of life for people around the globe. We target large-scale power users with our megawatt-class installations globally, and currently offer sub-megawatt solutions for smaller power consumers in Europe. To provide a frame of reference, one megawatt is adequate to continually power approximately 1,000 average sized U.S. homes. We develop turn-key distributed power generation solutions and operate and provide comprehensive service for the life of the power plant. Our fuel cell solution is a clean, efficient alternative to traditional combustion-based power generation, and is complementary to an energy mix consisting of intermittent sources of energy, such as solar and wind turbines. Our customer base includes utility companies, municipalities, universities, hospitals, government entities/military bases and a variety of industrial and commercial enterprises. Our leading geographic markets are currently the United States and South Korea, and we are pursuing opportunities in other countries around the world. FuelCell Energy, based in Connecticut, was founded in 1969.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:

FuelCell Energy, Inc.

ir@fce.com

203.205.2491

Source: FuelCell Energy

#

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FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	April 30, 2021	October 31, 2020
ASSETS
Current assets:
Cash and cash equivalents, unrestricted	$139,086	$149,867
Restricted cash and cash equivalents – short-term	17,427	9,233
Accounts receivable, net	12,147	9,563
Unbilled receivables	7,660	8,041
Inventories	58,920	50,971
Other current assets	10,317	6,306
Total current assets	245,557	233,981

Restricted cash and cash equivalents – long-term	14,669	32,952
Project assets	187,242	161,809
Inventories – long-term	4,586	8,986
Property, plant and equipment, net	35,417	36,331
Operating lease right-of-use assets, net	8,201	10,098
Goodwill	4,075	4,075
Intangible assets, net	19,318	19,967
Other assets	16,526	15,339
Total assets	$535,591	$523,538

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$8,575	$21,366
Current portion of operating lease liabilities	875	939
Accounts payable	15,884	9,576
Accrued liabilities	13,419	15,681
Deferred revenue	17,464	10,399
Preferred stock obligation of subsidiary	-	938
Total current liabilities	56,217	58,899

Long-term deferred revenue	26,698	31,501
Long-term preferred stock obligation of subsidiary	-	18,265
Long-term operating lease liabilities	8,190	9,817
Long-term debt and other liabilities	75,580	150,651
Total liabilities	166,685	269,133

Redeemable Series B preferred stock (liquidation preference of $64,020 as of April 30, 2021 and October 31, 2020)	59,857	59,857
Total equity:
Stockholders’ equity Common stock ($0.0001 par value); 500,000,000 and 337,500,000 shares authorized as of April 30, 2021 and October 31, 2020 respectively; 322,492,804 and 294,706,758 shares issued and outstanding as of April 30, 2021 and October 31, 2020, respectively	32	29
Additional paid-in capital	1,538,831	1,359,454
Accumulated deficit	(1,229,073)	(1,164,196)
Accumulated other comprehensive loss	(741)	(739)
Treasury stock, Common, at cost (61,836 and 56,411 shares as of April 30, 2021 and October 31, 2020, respectively)	(503)	(432)
Deferred compensation	503	432
Total stockholders’ equity	309,049	194,548
Total liabilities and stockholders’ equity	$535,591	$523,538

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FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended April 30,
	2021	2020
Revenues:
Product	$-	$-
Service and license	660	6,972
Generation	6,185	4,631
Advanced Technologies	7,108	7,277
Total revenues	13,953	18,880

Costs of revenues:
Product	1,921	2,838
Service and license	2,867	5,967
Generation	9,422	5,692
Advanced Technologies	4,499	4,216
Total cost of revenues	18,709	18,713

Gross (loss) profit	(4,756)	167

Operating expenses:
Administrative and selling expenses	9,670	7,168
Research and development expense	2,964	1,141
Total costs and expenses	12,634	8,309

Loss from operations	(17,390)	(8,142)

Interest expense	(1,563)	(3,584)
Change in fair value of common stock warrant liability	-	(3,372)
Other income, net	32	340

Loss before benefit (provision) for income taxes	(18,921)	(14,758)

Benefit (provision) for income taxes	4	(11)

Net loss	(18,917)	(14,769)

Series B preferred stock dividends	(800)	(800)

Net loss attributable to common stockholders	$(19,717)	$(15,569)

Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.06)	$(0.07)
Basic and diluted weighted average shares outstanding	322,500,592	211,000,091

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FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Six Months Ended April 30,
	2021	2020
Revenues:
Product	$—	$—
Service and license	5,573	12,584
Generation	11,076	10,073
Advanced Technologies	12,181	12,487
Total revenues	28,830	35,144
Costs of revenues:
Product	4,287	4,854
Service and license	7,966	7,585
Generation	16,537	11,249
Advanced Technologies	8,414	8,008
Total costs of revenues	37,204	31,696
Gross (loss) profit	(8,374)	3,448
Operating expenses:
Administrative and selling expenses	18,602	12,434
Research and development expenses	4,787	2,296
Total costs and expenses	23,389	14,730
Loss from operations	(31,763)	(11,282)
Interest expense	(4,108)	(6,861)
Loss on extinguishment of debt	(11,156)	-
Loss on extinguishment of Series 1 preferred share obligation	(934)	-
Change in fair value of common stock warrant liability	(15,974)	(37,617)
Other (expense) income, net	(946)	871
Loss before benefit (provision) for income taxes	(64,881)	(54,889)
Benefit (provision) for income taxes	4	(31)
Net loss	(64,877)	(54,920)
Series B preferred stock dividends	(1,600)	(1,731)
Net loss attributable to common stockholders	$(66,477)	$(56,651)
Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.21)	$(0.27)
Basic and diluted weighted average shares outstanding	317,219,129	206,560,031

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Appendix

Non-GAAP Financial Measures

Financial results are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Management also uses non-GAAP measures to analyze and make operating decisions on the business. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA are alternate, non-GAAP measures of cash utilization by the Company.

These supplemental non-GAAP measures are provided to assist readers in determining operating performance. Management believes EBITDA and Adjusted EBITDA are useful in assessing performance and highlighting trends on an overall basis. Management also believes these measures are used by companies in the fuel cell sector and by securities analysts and investors when comparing the results of the Company with those of other companies. EBITDA differs from the most comparable GAAP measure, net loss attributable to the Company, primarily because it does not include finance expense, income taxes and depreciation of property, plant and equipment and project assets. Adjusted EBITDA adjusts EBITDA for stock-based compensation, restructuring charges and other unusual items such as the legal settlement recorded during the first quarter of fiscal 2020, which are considered either non-cash or non-recurring.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The following table calculates EBITDA and Adjusted EBITDA and reconciles these figures to the GAAP financial statement measure Net loss.

	Three Months Ended April 30,		Six Months Ended April 30,

(Amounts in thousands)	2021	2020	2021	2020
Net loss	$ (18,917)	$ (14,769)	$ (64,877)	$ (54,920)
Depreciation and amortization (1)	4,808	4,472	10,412	9,102
(Benefit) provision for income taxes	(4)	11	(4)	31
Other (income)/expense, net (2)	(32)	(340)	946	(871)
Loss on extinguishment of debt	-	-	11,156	-
Loss on extinguishment of Series 1 preferred share obligation	-	-	934	-
Change in fair value of common stock warrant liability	-	3,372	15,974	37,617
Interest expense	1,563	3,584	4,108	6,861
EBITDA	$ (12,582)	$ (3,670)	$ (21,351)	$ (2,180)
Share-based compensation expense	1,253	375	2,670	863
Legal settlement (3)	-	-	-	(2,200)
Adjusted EBITDA	$ (11,329)	$ (3,295)	$ (18,681)	$ (3,517)

(1)	Includes depreciation and amortization on our Generation portfolio of $3.6 million and $8.0 million for the three and six months ended April 30, 2021, respectively, and $3.2 million and $6.4 million for the three and six months ended April 30, 2020, respectively.
(2)	Other (income)/expense, net includes gains and losses from transactions denominated in foreign currencies, changes in fair value of derivatives, and other items incurred periodically, which are not the result of the Company’s normal business operations.
(3)	The Company received a legal settlement of $2.2 million during the three months ended January 31, 2020, which was recorded as an offset to administrative and selling expenses.